Exhibit 3.1
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES INCORPORATION
OF
AMERUS GROUP CO.

To the Secretary of State of the State of Iowa:
     Pursuant to the provisions of Section 490.1005(8) of the Iowa Business Corporation Act (“Act”), the corporation hereafter named (“Corporation”) does hereby adopt the following Articles of Amendment to its Amended and Restated Articles of Incorporation:
I.	The name of the corporation is AmerUs Group Co. The effective date of its incorporation was the 30th day of June 1996. Its original name was American Mutual Holding Company.

II.	On September 21, 2005, the Board of Directors of the Corporation duly adopted an amendment to the Amended and Restated Articles of Incorporation to include the Terms of the Series A Non-Cumulative Perpetual Preferred Stock attached hereto as Attachment A (“Amendment”). Pursuant to Section 490.602(4) of the Act, no shareholder approval of the Amendment was required. The Amendment is effective on the date hereof.

III.	The following new Article XII shall be inserted immediately after Article XI (entitled “Corporate Seal”) of the Amended and Restated Articles of Incorporation:
Article XII
Terms of Series A Non-Cumulative Perpetual Preferred Stock
The terms, rights and preferences of the Series A Non-Cumulative Perpetual Preferred Stock are set forth in Attachment A to the Amended and Restated Articles of Incorporation.

IN WITNESS WHEREOF, AmerUs Group Co. has caused these Articles of Amendment to be signed by Thomas C. Godlasky, its President and Chief Operating Officer and James A. Smallenberger, its Secretary, this 26th day of September, 2005.

AMERUS GROUP CO.
By:	/s/ Thomas C. Godlasky
THOMAS C. GODLASKY
President and Chief Operating Officer

By:	/s/ James A. Smallenberger
JAMES A. SMALLENBERGER
Secretary

STATE OF IOWA	}
	}	ss:
COUNTY OF POLK	}
     On this 26th day of September, 2005, before me Linda Olson, a Notary Public in and for said County, personally appeared THOMAS C. GODLASKY and JAMES A. SMALLENBERGER, to me personally known who being by me duly sworn, did say that they are the President and Chief Operating Officer and the Secretary respectively of AmerUs Group Co., and that said Articles of Amendment were signed on behalf of AmerUs Group Co. by authority of its Board of Directors and that the said THOMAS C. GODLASKY and JAMES A. SMALLENBERGER acknowledged the execution of said instrument to be the voluntary act and deed of said corporation by it voluntarily executed.
/s/ Linda Olson

Linda Olson, Notary Public in and for the State of Iowa

Attachment A
TERMS
OF
SERIES A NON-CUMULATIVE PERPETUAL PREFERRED STOCK
OF
AMERUS GROUP CO.

          AmerUs Group Co., an Iowa corporation (the “Corporation”), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) at a meeting duly convened and held on September 15, 2005 (the “September 15 Resolutions”) and by the Pricing Committee (the “Pricing Committee”) of the Board of Directors on September 21, 2005 (the “September Resolutions”) pursuant to authority conferred upon the Board of Directors by the provisions of the amended and restated articles of incorporation of the Corporation authorizing the Corporation to issue up to 20 million shares of preferred stock with no par value (“Preferred Stock”), and pursuant to authority conferred upon the Pricing Committee in accordance with Section 490.825 of the Iowa Business Corporation Act, Article V, Section 5.2 of the amended and restated by-laws of the Corporation and the September Resolutions:
1. On September 15, 2005, the Board of Directors adopted the following resolution authorizing the Pricing Committee to act on behalf of the Board of Directors in connection with the issuance of a new series of Preferred Stock:
          “RESOLVED, that the ad hoc pricing committee (the “Pricing Committee”) of the Board, consisting of David A. Arledge, Thomas F. Gaffney and Thomas C. Godlasky, is hereby authorized and empowered to determine the final terms of the Preferred Stock and the offering thereof, including, without limitation, (i) appointing any additional Underwriters in connection with the Preferred Stock Offering, (ii) determining the aggregate number of shares of Preferred Stock to be sold in the Preferred Stock Offering, the dividend rate on the Preferred Stock, the voting rights of the Preferred Stock, the liquidation preference of the Preferred Stock, the price at which the Preferred Stock may be sold in the Preferred Stock Offering and the discount or commission to be paid to the Underwriters, the final terms of the Preferred Stock Underwriting Agreement, the final terms of the Preferred Stock Articles of Amendment and all other matters with respect to the Preferred Stock Offering, (iii) reviewing the Prospectus Supplement, and all other documents as the Pricing Committee in its discretion deems necessary or appropriate in order to effect the Preferred Stock Offering, and (iv) approving or rejecting any of the foregoing proposed instruments and taking all such further action as the Pricing Committee may deem to be necessary or appropriate in connection with the various transactions contemplated by the Prospectus Supplement, the Underwriting Agreement and the Preferred Stock Articles of Amendment, as the case may be.”
2. On September 21, 2005, the Pricing Committee, pursuant to the authority conferred upon it by Section 490.825 of the Iowa Business Corporation Act, Article V, Section 5.2 of the amended and restated by-laws of the Corporation and resolutions of the Board of Directors adopted on September 15, 2005, duly adopted the following resolution:
          “RESOLVED, that the Pricing Committee hereby authorizes and approves in all respects the final terms of the Underwriting Agreement and Preferred Stock Articles of Amendment (as defined in the September Resolutions) substantially in the form provided to the Pricing Committee, which forms are incorporated herein by reference and attached as Exhibit A hereto, with such further changes as the Authorized Officers (as defined in the September Resolutions) deem necessary or appropriate upon the advice of counsel, and the consummation of the transactions contemplated thereby, including but not limited to the Underwriters’ purchase of the Preferred Stock at a purchase price of (i) 96.85%, with respect to the sale of shares of Preferred Stock to retail investors, and (ii) 98%, with respect to the sale of shares of Preferred Stock to institutional investors, of the principal amount of the Preferred Stock, be, and hereby are, adopted and approved in all respects.”
3. Accordingly, the designation, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions of the Preferred Stock, as set forth in Exhibit A to the September Resolutions, have been fixed as follows:
          SECTION 1. Designation. The distinctive serial designation of such series is “Series A Non-Cumulative Perpetual Preferred Stock” (“Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.
          SECTION 2. Number of Shares. The number of shares of Series A Preferred Stock shall be 6,000,000 (6,900,000 if the underwriters exercise their option to purchase additional shares of the Series A Non-Cumulative Perpetual Preferred Stock in

full). Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by the Board of Directors. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.
          SECTION 3. Definitions. As used herein with respect to the Series A Preferred Stock:
          “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the City of New York are not authorized or obligated by law, regulation or executive order to close.
          “Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Securities Exchange Act. The Depository Trust Corporation will be the initial Clearing Agency.
          “Clearing Agency Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Clearing Agency effects book-entry transfers and pledges of securities deposited with the Clearing Agency.
          “Common Stock” means the common stock, with no par value, of the Corporation.
          “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the term remaining to the Dividend Payment Date on September 15, 2010 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate perpetual preferred stock having similar terms as the Series A Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up of the issuer of such preferred stock.
          “Comparable Treasury Price” means, with respect to any redemption date for the Series A Preferred Stock, the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
          “Dividend Parity Stock” has the meaning assigned to such term in Section 7(b).
          “Dividend Payment Date” has the meaning assigned to such term in Section 4(a).

          “Dividend Period” means each period commencing on a Dividend Payment Date and continuing to, but not including, the next succeeding Dividend Payment Date (except that the first Dividend Period shall commence upon the date of initial issuance of the Series A Preferred Stock).
          “Dividend Rate” means 7.25% per annum.
          “Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Corporation.
          “Issue Date” means the initial date of delivery of shares of Series A Preferred Stock.
          “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
          “Liquidation Preference” has the meaning assigned to such term in Section 5(a).
          “Owner” means each Person who is the beneficial owner of a Series A Preferred Stock Certificate as reflected in the records of the Clearing Agency or, if a Clearing Agency Participant is not the Owner, then as reflected in the records of a Person maintaining an account with the Clearing Agency (directly or indirectly, in accordance with the rules of the Clearing Agency).
          “Parity Stock” means any other class or series of stock of the Corporation that ranks on a parity with Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
          “Person” means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.
          “Reference Treasury Dealer” means each of three primary U.S. government securities dealers (each a “Primary Treasury Dealer”), as specified by the Corporation; provided that if any Primary Treasury Dealer as specified by the Corporation ceases to be a Primary Treasury Dealer, the Corporation shall substitute for such Primary Treasury Dealer another Primary Treasury Dealer and if the Corporation fails to select a substitute within a reasonable period of time, then the substitute shall be a Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Corporation.
          “Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury

Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
          “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Series A Preferred Stock Certificate” means a certificate evidencing ownership of a share or shares of Series A Preferred Stock.
          “Treasury Rate” means the rate per year equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.
          SECTION 4. Dividends.
          (a) General.
            (i) Dividend Payment Dates, Dividend Rate, Etc. Holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, non-cumulative cash dividends at the Dividend Rate applied to the Liquidation Preference per share, accruing on each share of Series A Preferred Stock (i) if issued on the Issue Date, from the Issue Date, and (ii) if additional shares of Series A Preferred Stock are issued thereafter, from (x) the Issue Date if such date is before the Dividend Payment Date on December 15, 2005, (y) the date of issue if such date is a Dividend Payment Date and (z) from the immediately preceding Dividend Payment Date if the date of issue is other than a Dividend Payment Date after the Dividend Payment Date on December 15, 2005, payable quarterly on the 15th day of each March, June, September and December in each year, commencing on December 15, 2005, with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date, to holders of record on the respective date, which date shall not be more than 60 nor less than 10 days preceding such Dividend Payment Date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend.
            (ii) Business Day Convention. If any Dividend Payment Date is not a Business Day, then dividends will be payable on the first Business Day following such Dividend Payment Date, with the same force and effect as if payment were made on the date such payment was originally payable.

            (iii) Day Count Convention. The amount of dividends payable per share of Series A Preferred Stock on each Dividend Payment Date will be computed on the basis of a 360-day year of twelve-30 day months.
     (b) Non-Cumulative Dividends. Dividends on shares of Series A Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series A Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or to pay interest with respect to such dividends, whether or not dividends are declared on Series A Preferred Stock for any subsequent Dividend Period.
     (c) Priority of Dividends.
            (i) Junior Stock. So long as any share of Series A Preferred Stock remains outstanding, during a Dividend Period no dividend whatsoever shall be paid or declared and no distribution shall be made on any Junior Stock, other than a dividend payable solely in Junior Stock, and no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) purchases or acquisitions of the Common Stock in connection with (a) the Corporation’s obligations under any employee or agent benefit plans of the Corporation or (b) the Corporation’s obligations pursuant to any contract or security outstanding on the date hereof, which contract or security requires the Corporation to purchase shares of the Common Stock, (ii) as a result of a reclassification the Corporation’s capital stock or the exchange or conversion of one class or series of the Corporation’s capital stock for another class or series of the Corporation’s capital stock, (iii) the purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged or (iv) dividends or distributions in the Common Stock (or rights to acquire Junior Stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock (other than repurchases or redemptions of Junior Stock from the issuance or exchange of capital stock of the Corporation ranking senior or pari passu to the Series A Preferred Stock) or redemptions or repurchases of any rights outstanding under a shareholder rights plan of the Corporation) unless the full dividends for the latest completed Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid. Subject to this Section 4(c)(i), but not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series A Preferred Stock shall not be entitled to participate in any such dividend.
            (ii) Parity Stock. When dividends for any Dividend Period are not paid in full upon the shares of Series A Preferred Stock for any reason, and not paid in full upon any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and all Parity Stock for such Dividend Period shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all dividends per share on the shares of Series A Preferred Stock and all such Parity Stock otherwise payable on the applicable Dividend Payment Date (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other.
          SECTION 5. Liquidation Rights.
     (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, holders of Series A Preferred Stock shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, to receive in full an amount equal to $25 per share (the “Liquidation Preference”), together with an amount equal to all declared and unpaid dividends, without accumulation of any undeclared dividends.
     (b) Partial Payment. If the assets of the Corporation are not sufficient to pay the Liquidation Preference plus declared and unpaid dividends, without accumulation of any undeclared dividends, in full to all holders of Series A Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidation preferences of Series A Preferred Stock and all such Parity Stock.
     (c) Residual Distributions. If the Liquidation Preference plus declared and unpaid dividends, without accumulation of any undeclared dividends, have been paid in full to all holders of Series A Preferred Stock and the liquidation preference of any Parity Stock has been paid in full to all holders of such Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation, including a merger in which the holders of Series A Preferred Stock receive cash or property for their shares, or the sale of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding-up of the Corporation.

          SECTION 6. Redemption.
     (a) Redemption. The Corporation, at the option of its Board of Directors, may, upon notice given as provided in Section 6(c), redeem the shares of Series A Preferred Stock at the time outstanding: (i) in whole prior to September 15, 2010 at a cash redemption price equal to the greater of (x) $25 per Share or (y) the sum of the present values of $25 per Share and all undeclared dividends for the Dividend Periods from the redemption date to and including the Dividend Payment Date on September 15, 2010, discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as calculated by an Independent Investment Banker, plus 139.5 basis points if redeemed on or prior to September 15, 2006, or 25 basis points if redeemed thereafter, and in each of cases (x) and (y), plus declared and unpaid dividends to the redemption date; or (ii) in whole or, subject to Section 6(b), in part, at any time on or after September 15, 2010 at a cash redemption price of $25 per share plus declared and unpaid dividends to the date fixed for redemption, without accumulation of any undeclared dividends.
     (b) Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either (i) pro rata from the holders of record of the shares of Series A Preferred Stock in proportion to the number of shares held by such holders, (ii) by lot or (iii) in such other manner as the Board of Directors may determine to be fair and equitable. A redemption of shares of Series A Preferred Stock in part may be made only if, after giving effect to such redemption, not less than 2,000,000 shares of Series A Preferred Stock will remain outstanding. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. Holders of shares of Series A Preferred Stock shall have no right to require the redemption or repurchase of any of the shares of Series A Preferred Stock.
     (c) Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where the shares of Series A Preferred Stock are to be redeemed; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the redemption date.
     (d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
          SECTION 7. Voting Rights.
     (a) General. The holders of Series A Preferred Stock shall not have any voting rights except as set forth in this Section 7 or as otherwise required by law.
     (b) Right to Elect Two Directors Upon Non-Payment of Dividends. If the Corporation has failed to pay dividends on Series A Preferred Stock and any other class or series of stock of the Corporation ranking on a parity with Series A Preferred Stock as to payment of dividends (any such class or series being herein referred to as “Dividend Parity Stock”) on six quarterly Dividend Payment Dates after the Issue Date (whether or not consecutive), the number of directors then constituting the Board of Directors shall be increased by two and the holders of Series A Preferred Stock, together with the holders of all other affected classes and series of Dividend Parity Stock, similarly entitled to vote for the election of two additional directors, voting separately as a single class, shall be entitled to elect the two additional directors at any annual meeting of stockholders or any special meeting of the holders of Series A Preferred Stock and such Dividend Parity Stock for which dividends have not been paid, and which is similarly entitled to vote for the election of a total of two additional directors, called as hereinafter provided. Whenever full dividends have been paid regularly on the Series A Preferred Stock and Dividend Parity Stock, which is similarly entitled to vote for the election of a total of two additional directors, then outstanding, if any, for at least one year, then beginning at such date the right of the holders of Series A Preferred Stock and such Dividend Parity Stock to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), and the terms of office of all persons elected as directors by the holders of Series A Preferred Stock and such Dividend Parity Stock for which dividends have not been paid, and which is similarly entitled to vote for the election of a total of two additional directors, shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series A Preferred Stock and such Dividend Parity Stock, the Secretary of the Corporation may, and upon the written request of at least 20% of the holders of Series A Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of shares of Series A Preferred Stock and such Dividend Parity Stock for which dividends have not been paid, and which is similarly entitled to vote for the election of a total of two additional directors, for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the by-laws for a special meeting of the stockholders or as required by law. If any such special meeting so required to be called shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of shares of Series A Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as herein provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided. In case any vacancy shall occur among the directors elected by the holders of Series A Preferred Stock and such Dividend Parity Stock for which dividends have not been paid, and which is similarly entitled to vote for the election of a total of two additional directors, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining director elected by the holders of Series A Preferred Stock and such Dividend Parity Stock for which dividends have not been paid, and which is similarly entitled to vote for the election of a total of two additional directors, or the successor of such remaining director. Any director elected by the holders of the shares of Series A Preferred Stock and any Dividend Parity Stock for which dividends have not been paid, and which have voted in the election of such director, may be removed at any time without cause by the holders of a majority of the shares of Series A Preferred Stock and any other class or series of the Corporation’s stock that (i) ranks on parity with the Shares as to payment of dividends and for which dividends have not been paid, and (ii) voted in the election for such director, when such holders have the voting power described above.
     (c) Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the amended and restated articles of incorporation of the Corporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

            (i) any amendment, alteration or repeal of any provision of the amended and restated articles of incorporation or by-laws of the Corporation that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock so as to affect it adversely; provided, however, that the amendment of the amended and restated articles of incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock or Parity Stock or any shares of any class or series or any securities convertible into shares of any class or series of Parity Stock or Junior Stock shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series A Preferred Stock;
            (ii) any amendment or alteration of the amended and restated articles of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking prior to Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Corporation; or
            (iii) consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Corporation with another entity, unless in each case (i) shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares of Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole;
provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other Parity Stock and/or Junior Stock (whether such stock bears dividends on a cumulative or a non-cumulative basis) and/or the distribution of assets upon the liquidation, dissolution or winding-up of the Corporation will not be deemed to adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock.

          If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Series A Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.
          Without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:
            (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in the articles of amendment for the Series A Preferred Stock that may be defective or inconsistent; or
            (ii) to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of the articles of amendment.
          The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series A Preferred Stock to effect such redemption .
          SECTION 8. Other Rights. The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the amended and restated articles of incorporation of the Corporation.
          SECTION 9. Restatement of Articles. Upon any restatement of the amended and restated articles of incorporation of the Corporation, Sections 1 through 8 hereof shall be included in the amended and restated articles of incorporation under the heading “Series A Non-Cumulative Perpetual Preferred Stock” and this Section 9 may be omitted. If the Board of Directors so determines, the numbering of Sections 1 through 8 may be changed for convenience of reference or for any other proper purpose.

IN WITNESS WHEREOF, AmerUs Group Co. has caused these Articles of Amendment to be signed by Thomas C. Godlasky, its President and Chief Operating Officer and James A. Smallenberger, its Secretary, this 26th day of September, 2005.

AMERUS GROUP CO.
By:	/s/ Thomas C. Godlasky
THOMAS C. GODLASKY
President and Chief Operating Officer

By:	/s/ James A. Smallenberger
JAMES A. SMALLENBERGER
Secretary